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Rise Gold Announces Results from Annual General Meeting

June 27, 2019 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the “Corporation”) is pleased to announce that all proposed resolutions were passed at the Corporation’s annual general meeting of shareholders held on today’s date.

Benjamin Mossman, Thomas Vehrs, John Proust and Murray Flanigan were all elected as directors of the Corporation for the coming year and Davidson & Company LLP were re-appointed as auditors of the Corporation for the ensuing year.

Newly elected, Mr. Flanigan is a management consultant providing financial advisory services to a number of public and private oil and gas, mining and technology companies in North America and abroad. Mr. Flanigan is a Chartered Accountant and a Chartered Financial Analyst with expertise in corporate finance, mergers and acquisitions, international taxation, risk management, banking, treasury, corporate restructuring and accounting, and has served as Chief Financial Officer for various public and private companies. Mr. Flanigan is currently a Managing Principal of Kepis & Pobe Financial Group Inc. and a key member of its executive management team responsible for the negotiation and closing of numerous recent large scale oil & gas transactions in West Africa, offshore Guyana and the Middle East. Prior to founding his own consulting company, Mr. Flanigan served as Senior Vice President, Corporate Development and CFO of Qwest Investment Management Corp., where he was responsible for regulatory reporting and corporate filings for over 15 private and publicly listed companies and limited partnerships in Qwest's portfolio, as well as arranging and closing numerous equity and debt financings. Mr. Flanigan also served as VP Corporate Development for Adelphia Communications Corporation, overseeing the company's financial restructuring and ultimate sale to Time Warner Inc. and Comcast Corporation for approximately US$18 billion.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic Idaho-Maryland Gold Mine located in Nevada County, California, USA. Past production of the Idaho-Maryland for the period from 1866 to 1955 is estimated at 2,414,000 oz of gold at an average mill head grade of 17 gpt gold. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on www.sedar.com. Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

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